Exhibit 99.1

New Frontier Media Appoints Grant H. Williams as Chief Financial Officer

BOULDER, Colo., April 30 /PRNewswire-FirstCall/ — New Frontier Media, Inc. (Nasdaq: NOOF), a worldwide producer and distributor of transactional television services and general motion picture entertainment, today announced the appointment of Grant H. Williams as Chief Financial Officer.

“Our appointment of Grant Williams as CFO comes after an extensive search process in which we evaluated a wide range of accounting and finance professionals from across the country,” said Michael Weiner, New Frontier’s Chief Executive. “Grant’s careful and attentive management of our finances as Corporate Controller for most of the past two years demonstrate both his qualifications and his excellent fit with our company.”

Prior to being appointed CFO, Mr. Williams served as New Frontier’s Corporate Controller. Mr. Williams came to New Frontier from eFunds Corporation, where he served in a variety of management positions, participated in large acquisition and financing activities, and managed the company’s public reporting requirements. Mr. Williams began his career with Ernst & Young LLP, managing multiple engagements for public entity clients over a period of more than five years.

Mr. Williams’ appointment is effective immediately.

ABOUT NEW FRONTIER MEDIA, INC.

New Frontier Media, Inc. is a leader in transactional television as well as general motion picture entertainment. The Company delivers nine full-time transactional adult-themed pay-per-view networks to cable and satellite operators across the United States. These services reach approximately 175 million network homes. Additionally, the Company is a leading provider of content to video-on-demand platforms on cable and satellite. New Frontier is the exclusive distributor of Penthouse branded adult television in the U.S. The Company’s programming originates at New Frontier’s state of the art digital broadcast center in Boulder, Colorado. The Company owns thousands of hours of digital content and partners with more than 130 movie studios to bring together the most exciting variety of transactional adult entertainment available today.

New Frontier Media’s MRG Entertainment unit produces original motion pictures that are distributed in the U.S. and internationally on premium movie channels. MRG Entertainment also develops and produces original event programming that is widely distributed on satellite and cable pay-per-view. MRG’s Lightning Entertainment unit represents the work of a full range of independent U.S. film producers in markets in every corner of the globe. The Lightning portfolio consists of over 40 titles.

For more information about New Frontier Media, Inc. contact Grant Williams, Chief Financial Officer, at (303) 444-0900, extension 185, and please visit our web site at http://www.noof.com.